EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of EZchip Semiconductor Ltd. and to the incorporation by reference therein of our reports dated March 30, 2009, with respect to the consolidated financial statements of EZchip Semiconductor Ltd. for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of EZchip Semiconductor Ltd., included in its Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ KOST, FORER, GABBAY & KASIERER KOST, FORER, GABBAY & KASIERER A member of Ernst & Young Global

Haifa, Israel
November 25, 2009